Exhibit 99.1

CONTACT:

Susan K. Cullen

Senior Executive Vice President and

Chief Financial Officer

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation to Present Virtually

and Host Investor Meetings at the

12th Annual East Coast IDEAS Investor Conference on June 22-23, 2022

Uniondale, NY – June 8, 2022 – Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Bank (the “Bank”), today announced that John R. Buran, President and Chief Executive Officer, and Susan K. Cullen, Chief Financial Officer and Treasurer, will participate in the virtual East Coast IDEAS Investor Conference on June 22, 2022. The presentation is scheduled to be available at 6:00 am EDT on June 22nd and will be accessible through the conference site (https://www.threepartadvisors.com/east-coast), the host’s main website (www.IDEASconferences.com) through June 23rd, and the investor relations section of the Company’s website (FlushingBank.com).

About IDEAS Investor Conferences

The mission of the IDEAS Conferences is to provide independent regional venues for quality companies to present their investment merits to an influential audience of investment professionals.  Unlike traditional bank-sponsored events, IDEAS Investor Conferences are “SPONSORED BY INVESTORS. FOR INVESTORS.” and for the benefit of regional investment communities.  Conference sponsors collectively have more than $200 billion in assets under management and include: 1102 Partners, Adirondack Research and Management, Allianz Global Investors: NFJ Investment Group, Ariel Investments, Aristotle Capital Boston, Barrow Hanley Mewhinney & Strauss, BMO Global Asset Management, Constitution Research & Management, Inc., Fidelity Investments, First Wilshire Securities Management, Inc., Gamco Investors, Granahan Investment Management, Great Lakes Advisors, Greenbrier Partners Capital Management, LLC, GRT Capital Partners, LLC, Hodges Capital Management, Ironwood Investment Management, Keeley Teton Advisors, Luther King Capital Management, Marble Harbor Investment Counsel, North Star Investment Management, Perritt Capital Management, Punch & Associates, Westwood Holdings Group, Inc., and William Harris Investors.

The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC. Additional information about the events can be located at www.IDEASconferences.com.

If interested in participating or learning more about the IDEAS conferences, please contact Lacey Wesley at (817) 769 -2373 or lwesley@threepa.com.

FLUSHING FINANCIAL CORPORATION (Nasdaq: FFIC) is the holding company for Flushing Bank®, an FDIC insured, New York State—chartered commercial bank that operates banking offices in Queens, Brooklyn, Manhattan, and on Long Island. The Bank has been building relationships with families, business owners, and communities since 1929. Today, it offers the products, services, and conveniences associated with large commercial banks, including a full complement of deposit, loan, equipment finance, and cash management services. Rewarding customers with personalized attention and bankers that can communicate in the languages prevalent within these multicultural markets is what makes the Bank uniquely different. As an Equal Housing Lender and leader in real estate lending, the Bank’s experienced lending teams create mortgage solutions for real estate owners and property managers both within and outside the New York City metropolitan area. The Bank also fosters relationships with consumers nationwide through its online banking division with the iGObanking® and BankPurely® brands.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at FlushingBank.com.

#FF

# # #